Exhibit 99.1

FOR IMMEDIATE RELEASE

Violin Memory Announces Proposed Offering of $85 Million of Convertible Senior Notes

SANTA CLARA, Calif. – September 18, 2014 – Violin Memory, Inc. (NYSE: VMEM) today announced its intention to offer, subject to market conditions and other factors, $85 million aggregate principal amount of convertible senior notes due 2019 in a private offering to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933. Violin expects to grant the initial purchaser of the notes an option to purchase up to an additional $15 million aggregate principal amount of notes on the same terms and conditions, to cover over-allotments.

Violin intends to use the net proceeds from this offering for general corporate purposes, including working capital and to repay all amounts outstanding and owed under its credit agreement.

The notes will be unsecured, senior obligations of Violin, and interest will be payable semi-annually. The notes will become convertible only under certain circumstances and during certain periods. Violin will initially settle conversions of the notes by delivering shares of Violin common stock. If and when stockholder approval is obtained in accordance with applicable rules of the New York Stock Exchange, Violin will then settle conversions of the convertible notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election. Final terms of the notes, including interest rate, conversion rate and other terms, will be determined at the time of pricing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intention to offer the notes, the intended use of net proceeds from the offering and the expected terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks related to whether Violin will consummate the offering of the notes on the expected terms, or at all, market and other general economic conditions, whether Violin will be able to satisfy the conditions required to close any sale of the notes, and the fact that Violin’s management will have broad discretion in the use of the proceeds from any sale of the notes, and other risks detailed from time to time in Violin’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2014. All forward-looking statements in this press release are based on information available to Violin as of the date hereof, and Violin does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.